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                                                                    Exhibit n(2)


                      CREDIT SUISSE CASH RESERVE FUND, INC.

                                 RULE 18F-3 PLAN

         Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to the Rule adopt a plan (the "Plan") setting forth the separate arrangements and expense allocation of each class (a "Class"), and any related conversion features or exchange privileges. The differences in distribution arrangements and expenses among these classes of shares and the exchange features of each class are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the governing documents of the Fund (the "Fund"), by action of the Board of Directors of the Fund.

         The Board of Directors, including a majority of the non-interested Directors, of the Fund has determined that the following Plan is in the best interests of each Class individually and the Fund as a whole:

         1. Class Designation. Shares of the Fund may be divided into Common Class, Institutional Class, Advisor Class, Class A, Class B and Class C shares.

         2. Differences in Services. Credit Suisse Asset Management Securities, Inc. ("CSAMSI") will provide or oversee the provision of administrative services with respect to the Common Class, Institutional Class, Advisor Class, Class A, Class B and Class C shares of the Fund. CSAMSI or its affiliates will also provide, or enter into agreements with other parties to provide, shareholder servicing and/or distribution services to holders of Fund shares. CSAMSI or its affiliates may compensate financial-services firms such as banks, brokers and financial advisers ("Institutions") that provide distribution services, shareholder services and/or administrative and accounting services to or on behalf of their clients or customers who beneficially own Fund shares.

         3. Differences in Distribution Arrangements.

         Common Class Shares. Common Class shares are sold to the general public and may be subject to distribution fees in accordance with a Shareholder Servicing and Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act, under which the Fund may pay CSAMSI a maximum of 0.25% per annum for services under that plan. A 12b-1 fee is not currently being charged. Specified minimum initial and subsequent purchase amounts are applicable to the Common Class shares. Common Class shares are also available through certain Institutions that may or may not charge their customers transaction fees or other fees in connection with investing in Common Class shares. Certain features of the Fund, such as the minimum initial or subsequent investment amounts, may be modified for investments through Institutions and in certain other instances. CSAMSI or its affiliates may pay certain Institutions a fee based on the value of accounts maintained by such Institutions in Common Class shares of the Fund. Institutions may also be reimbursed for marketing and other costs.

         Institutional Shares. Institutional Shares are generally available for purchase only by investors who have entered into an investment management agreement with the Fund's

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investment adviser (the "Adviser") or its affiliates. Institutional Shares are not subject to annual distribution fees payable by the Fund. Specified minimum initial and subsequent purchase amounts are generally applicable to the Institutional Shares.

         Advisor Shares. Advisor Shares are available for purchase through Institutions. Advisor Shares may be charged a shareholder service fee (the "Shareholder Service Fee") payable at an annual rate of up to 0.25%, and a distribution and/or administrative services fee (the "Distribution Service Fee") payable at an annual rate of up to 0.50% of the average daily net assets of such Class under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. Payments may be made pursuant to a Distribution Plan to an Institution directly out of the assets of the Fund or by CSAMSI on the Fund's behalf. Additional payments may be made by CSAMSI, the Adviser or an affiliate of either from time to time to Institutions for providing distribution, administrative, accounting and/or other services with respect to Advisor Shares. Institutions may also be reimbursed for marketing and other costs. Payments by the Fund shall not be made to an Institution pursuant to the Plan with respect to services for which Institutions are otherwise compensated by CSAMSI or an affiliate thereof. There is no minimum amount of initial or subsequent purchases of Advisor Shares.

         Class A Shares. Class A shares are offered without any sales charge; provided that if such shares are acquired by exchange from another Credit Suisse Fund subject to a contingent deferred sales charge or a limited contingent deferred sales charge, the original deferred sales charge will apply to the shares, subject to any waivers or other terms described in the Fund's prospectus or statement of additional information. The Fund's Class A shares are subject to a Rule 12b-1 fee of 0.25 of 1% per year of the average daily net assets of the Class A shares of the Fund consisting of distribution payments and/or service fees of 0.25 of 1% per year of the average daily net assets of the Class A shares of the Fund. Specified minimum initial and subsequent purchase amounts are applicable to the Class A shares.

         Class B Shares. Class B shares are offered without any front-end or contingent deferred sales charge; provided that if such shares are acquired by exchange from another Credit Suisse Fund subject to a contingent deferred sales charge or a limited contingent deferred sales charge, the original deferred sales charge will apply to the shares, subject to any waivers or other terms described in the Fund's prospectus or statement of additional information. The Fund's Class B shares are subject to a Rule 12b-1 fee at an annual rate of 0.75% per year of the average daily net assets of the Class B shares of the Fund consisting of (i) an asset-based sales charge of 0.50 of 1% per year of the average daily net assets of the Class B shares of the Fund and (ii) a service fee of 0.25 of 1% per year of the average daily net assets of the Class B shares of the Fund. Specified minimum initial and subsequent purchase amounts are applicable to the Class B shares.

         Class C Shares. Class C shares are offered without any front-end or contingent deferred sales charge; provided that if such shares are acquired by exchange from another Credit Suisse Fund subject to a contingent deferred sales charge or a limited contingent deferred sales charge, the original deferred sales charge will apply to the shares, subject to any waivers or other terms described in the Fund's prospectus or statement of additional information. The Fund's Class C shares will be subject to a Rule 12b-1 fee at an annual rate of 0.75% per year of the average daily net assets of the Class C shares of the Fund consisting of (i) an asset-based sales

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charge of 0.50 of 1% per year of the average daily net assets of the Class C shares of the Fund and (ii) a service fee of 0.25 of 1% per year of the average daily net assets of the Class C shares of the Fund. Specified minimum initial and subsequent purchase amounts are applicable to the Class C shares.

         General. Payments may be made to organizations, the customers or clients of which invest in the Fund's Common Class, Institutional Class, Advisor Class, Class A, Class B or Class C shares, by CSAMSI, the Adviser or an affiliate of either from such entity's own resources, which may include a fee it receives from the Fund. In certain cases, a portion of such payments may be paid or reimbursed by the Fund.

         4. Expense Allocation. The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under a plan adopted pursuant to Rule 12b-1 under the 1940 Act and (b) expenses incurred in connection with shareholders' meetings as a result of issues relating to a specific Class. All other expenses of a Fund shall be allocated among outstanding Classes based on relative net assets.

         The distribution, administrative and shareholder servicing fees and other expenses listed above which are attributable to a particular Class are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class; provided, however, that money market funds and other funds making daily distributions of their net investment income may allocate these items to each share regardless of class or on the basis of relative net assets (settled shares), applied in each case consistently.

         5. Conversion Features. No Class shall be subject to any automatic conversion feature.

         6. Exchange Privileges. Shares of a Class shall be exchangeable only for (a) shares of the same Class of other investment companies that hold themselves out to investors as part of the Credit Suisse family of funds, subject to certain exceptions as set forth in the prospectus and statement of additional information with respect to a particular class, and (b) shares of certain other investment companies or classes thereof specified from time to time. In addition, Class A, B and C shares are exchangeble for Class A, B and C shares of certain Credit Suisse Funds that are subject to a sales charge.

         7. Additional Information. This Plan is qualified by and subject to the terms of the then current prospectuses and statement of additional information of the Fund; provided, however, that none of the terms set forth in any such materials shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus and statement of additional information for each Class may contain additional information about that Class and the Fund's multiple class structure.

Dated:      December 12, 2002



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